                                                Registration No. 333-87179
                                                Registration No. 333-87179-01
   As filed with the Securities and Exchange Commission on October 1, 1999
-------------------------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1
                                   TO

                                 FORM S-3
                           REGISTRATION STATEMENT
                                  UNDER
                         THE SECURITIES ACT OF 1933

HEARTLAND FINANCIAL USA, INC.               HEARTLAND FINANCIAL CAPITAL TRUST I
(Exact name of the registrant and co-registrant as specified in their charters)


          DELAWARE                    42-1405748                     DELAWARE                        51-6512637
(State or other jurisdiction of    (I.R.S. Employer        (State or other jurisdiction           (I.R.S. Employer
incorporation or organization)     Identification No.)     of incorporation or organization)      Identification No.)


1398 CENTRAL AVENUE                                         1398 CENTRAL AVENUE
DUBUQUE, IOWA 52001                                         DUBUQUE, IOWA 52001
  (319) 589-2000                                              (319) 589-2000

(Addresses, including zip codes, and telephone numbers of registrant's and co-registrant's principal executive offices)

                               JOHN K. SCHMIDT
                          EXECUTIVE VICE PRESIDENT
                        HEARTLAND FINANCIAL USA, INC.
                            1398 CENTRAL AVENUE
                            DUBUQUE, IOWA 52001
                              (319) 589-2000
          (Name, address and telephone number of agent for service)

                               WITH COPIES TO:

           JOHN E. FREECHACK, ESQ.                  DAVE M. MUCHNIKOFF, P.C.
            KRISTA A. ENDRES, ESQ.               SILVER, FREEDMAN & TAFF, L.L.P.
BARACK FERRAZZANO KIRSCHBAUM PERLMAN & NAGELBERG   1100 NEW YORK AVENUE, N.W.
       333 W. WACKER DRIVE, SUITE 2700                    SUITE 7000
          CHICAGO, ILLINOIS 60606                  WASHINGTON, D.C. 20005-3934
              (312) 984-3100                             (202) 414-6100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be     Amount to be     Proposed Maximum       Proposed Maximum         Amount of Registration
            Registered                       Registered       Price per Unit     Aggregate Offering Price           Fee(1)
-----------------------------------------------------------------------------------------------------------------------------------
___% Capital  Securities of Heartland          1,000,000         $25.00                $25,000,000                  $6,950.00
Financial Capital Trust I

___% Junior Subordinated Debentures(2) of
Heartland  Financial USA, Inc.                    (2)

Guarantee(3) of Capital Securities                (3)



(1)    The registration fee is calculated in accordance with Rule 457 (a),
       (i) and (n), and was paid in connection with the initial filing of this Registration Statement.


(2) The Debentures will be purchased by Heartland Financial Capital Trust I with the proceeds from the sale of Capital Securities. Such securities may later be distributed for no additional consideration to the holders of the Capital Securities of Heartland Financial Capital Trust I upon its dissolution.

(3) This Registration Statement is deemed to cover the Debentures of Heartland Financial USA, Inc., the rights of holders of Debentures of Heartland Financial USA, Inc. under the Indenture, and the rights of holders of the Capital Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Heartland Financial USA, Inc. No separate consideration will be received for the Guarantee.

THE REGISTRANTS HEREBY AMEND THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to completion, dated October   , 1999


PROSPECTUS

                          1,000,000 Capital Securities


                      HEARTLAND FINANCIAL CAPITAL TRUST I
                      _____% Cumulative Capital Securities
              fully, irrevocably and unconditionally guaranteed by


                         HEARTLAND FINANCIAL USA, INC.
                                ---------------

The capital securities represent undivided beneficial interests in the assets of Heartland Financial Capital Trust I. The trust will invest the proceeds of this
offering of capital securities in the     % junior subordinated debentures of
Heartland Financial USA, Inc.


For each of the capital securities that you own, you will receive cumulative
cash distributions at an annual rate of     % on March 31, June 30, September 30
and December 31 of each year, beginning December 31, 1999, from payments on the debentures. We may defer payments of distributions at any time for up to 20 consecutive quarters. The capital securities are effectively subordinated to all senior and subordinated indebtedness of Heartland Financial USA, Inc. and its subsidiaries. The debentures mature and the capital securities must be redeemed by September 30, 2029. The trust may redeem the capital securities, at a redemption price of $25 per capital security plus accrued and unpaid distributions, at any time on or after September 30, 2004, or earlier under certain circumstances.


Application has been made to have the capital securities listed on the American Stock Exchange under the symbol "HFT.Pr" upon completion of this offering.

These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


Investing in the capital securities involves risks. See "Risk Factors" beginning on page 9.

                             ---------------------

                                                    Per Capital
                                                      Security         Total
                                                   --------------  -------------
Public offering price............................      $25.00       $25,000,000
Underwriting fees to be paid by Heartland
  Financial USA, Inc.............................        $               $
Proceeds to the trust............................      $25.00       $25,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------

                    DAIN RAUSCHER WESSELS
     a division of Dain Rauscher Incorporated

                                            HOWE BARNES INVESTMENTS, INC.
                                ---------------

                                          , 1999

                              TABLE OF CONTENTS




                                                                PAGE
                                                                ----
             Summary............................................  2
             Summary Consolidated Financial Data................  8
             Risk Factors.......................................  9
             Cautionary Statements.............................. 16
             Use of Proceeds.................................... 17
             Capitalization..................................... 18
             Accounting and Regulatory Treatment................ 19
             Management......................................... 20
             Description of the Trust........................... 22
             Description of the Capital Securities.............. 23
             Description of the Debentures...................... 34
             Book-Entry Issuance................................ 42
             Description of the Guarantee....................... 44
             Relationship Among the Capital
               Securities, the Debentures and
               the Guarantee.................................... 46
             Federal Income Tax Consequences.................... 48
             ERISA Considerations............................... 51
             Underwriting....................................... 51
             Legal Matters...................................... 52
             Where You Can Find Information..................... 53
             Experts............................................ 53
             Incorporation of Documents
               by Reference..................................... 53


     Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the capital securities being offered, including over-allotting the capital securities and bidding for and purchasing capital securities at a level above that which otherwise might prevail in the open market. For a description of these activities, see "Underwriting." Such stabilizing transactions, if commenced, may be discontinued at any time. In connection with this offering, certain underwriters (and selling group members) may engage in passive market making transactions in the capital securities on the American Stock Exchange or otherwise in accordance with Rule 103 of the Securities and Exchange Commission's Regulation M. See "Underwriting."

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET FORTH IN THIS PROSPECTUS, OUR FINANCIAL STATEMENTS AND THE OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.


                        HEARTLAND FINANCIAL USA, INC.

BACKGROUND

     Heartland Financial USA, Inc. is a diversified financial services holding company headquartered in Dubuque, Iowa. We offer full-service community banking through six banking subsidiaries with a total of 24 banking locations in Iowa, Illinois, Wisconsin and New Mexico. In addition, we have separate subsidiaries in the consumer finance, vehicle leasing/fleet management, insurance agency and investment management businesses. Our primary strategy is to balance our focus on increasing profitability with asset growth and diversification through acquisitions, DE NOVO bank formations, branch openings and expansion into non-bank subsidiary activities. At June 30, 1999, we had total assets of $1.0 billion, net loans and leases of $693.1 million, deposits of $729.9 million and stockholders' equity of $85.5 million.


     Our largest bank subsidiary, Dubuque Bank and Trust Company, was organized in 1935 and was reorganized into the current holding company structure with Heartland Financial in 1982. From this beginning, we have grown significantly and have expanded geographically, acquiring entities or establishing DE NOVO operations in selected other markets in Iowa, Illinois, Wisconsin and New Mexico. The following table details our principal operating subsidiaries:

                                                                 NUMBER      ASSETS AT
                                                     YEAR          OF      JUNE 30, 1999
             NAME               HEADQUARTERS      AFFILIATED   LOCATIONS   (IN MILLIONS)     BUSINESS
---------------------------   -----------------   ----------   ---------   -------------   ---------------------
BANKING SUBSIDIARIES:
Dubuque Bank and Trust        Dubuque, IA         1982         8           $582.7          Community banking
  Company                                                                                    and trust services
Galena State Bank and Trust   Galena, IL          1992         3            133.9          Community banking
  Company                                                                                    and trust services
First Community Bank, FSB     Keokuk, IA          1994         3             99.6          Community banking
                                                                                             and trust services
Riverside Community Bank      Rockford, IL        1995         2             66.3          Community banking
Wisconsin Community Bank      Cottage Grove, WI   1997         4             79.9          Community banking
                                                                                             and trust services
New Mexico Bank & Trust       Albuquerque, NM     1998         4             60.0          Community banking
                                                                                             and trust services
NON-BANKING SUBSIDIARIES:
Citizens Finance Co.          Dubuque, IA         1988         4             14.3          Consumer finance
ULTEA, Inc.                   Madison, WI         1996         2             41.0          Vehicle leasing/fleet
                                                                                             management


     On July 23, 1999, we acquired Bank One Corporation's branch in Monroe, Wisconsin, which had approximately $94.5 million in deposits at the time of the acquisition. In addition, on August 17, 1999, we announced the expansion of our New Mexico operations through the pending acquisition of National Bancshares, Inc., the one-bank holding company of First National Bank of Clovis, located in Clovis, New Mexico. At June 30, 1999, National Bancshares had $111.9 million in assets, $97.9 million in deposits and $68.6 million in loans, primarily agricultural loans.

     Our principal executive offices are located at 1398 Central Avenue, Dubuque, Iowa 52001, and our telephone number is (319) 589-2000.

OPERATING STRATEGY

     Our primary operating strategy is to differentiate ourselves as a growing consortium of strong community banks through community involvement, active boards of directors, local presidents and local decision making. As part of our operating strategy, we encourage all of our directors, officers and employees to maintain a strong ownership interest in Heartland Financial. As of June 30, 1999, these individuals owned approximately 54% of our outstanding common stock.

     We believe that the personal and professional service that we offer to our customers provides an appealing alternative to the "megabanks" that have resulted from the recent mergers and acquisitions in the financial services industry. While we employ a community banking philosophy, we believe that our size, combined with our full line of financial products and services, is sufficient to effectively compete in our market areas. At the same time, we realize that to remain price competitive we must manage expense levels by centralizing our back office support functions to gain economies of scale.

     In order to accomplish our strategic objectives, we have focused on improving the performance of our existing subsidiaries while simultaneously pursuing an acquisition and expansion strategy. With respect to our existing subsidiaries, we have primarily focused on the following strategies:

     - de-emphasizing lower-yielding, single-family mortgage loans while increasing the emphasis on commercial and consumer loans which yield higher risk-adjusted returns;

     - improving our bank subsidiaries' funding costs by reducing the levels of higher-cost certificates of deposit, increasing the percentage of lower-cost transaction accounts such as checking, savings and money market accounts, emphasizing relationship banking and capitalizing on cross-selling opportunities;

     - emphasizing the expansion of our non-traditional sources of income, including trust and investment services, consumer finance and vehicle leasing and fleet management;

     - centralizing back office support functions to enable us to operate as efficiently as possible; and

     - continually evaluating new technology and acquiring it when the expected return justifies the cost.

EXPANSION STRATEGY

     Another aspect of our primary strategy is to diversify both our market area and asset base while increasing profitability through acquisitions and through expansion of our current subsidiaries. Our goal is to expand through the acquisition of established financial services organizations, primarily commercial banks or thrifts, when suitable candidates can be identified and acceptable business terms negotiated. We have also formed DE NOVO banking institutions in market areas where we have identified market potential and management with banking expertise and philosophies similar to our own. In evaluating expansion and acquisition opportunities, we have focused on geographic areas in the Midwest or Southwest with growth potential.

     Our acquisitions have historically focused on traditional community banks and thrifts located in stable or growing areas of Iowa, Wisconsin and Illinois. For example, in 1994 we acquired Keokuk Bancshares, Inc., the holding company of First Community Bank, FSB. First Community, with its headquarters in Keokuk, Iowa, had assets of $97.9 million at the time of the acquisition. In March 1997, we acquired Cottage Grove State Bank (subsequently renamed Wisconsin Community Bank,) a Wisconsin state bank located in the Madison metropolitan area with $39.0 million in assets at the time of acquisition. As discussed above, in July 1999, we significantly increased our Wisconsin operations when we acquired a branch office of Bank One in Monroe, Wisconsin, and as a result, obtained $94.5 million in deposits, $38.8 million in loans and $46.7 million in trust assets.

     We continually seek and evaluate opportunities to establish branches, loan production offices or other business facilities as a means of expanding our presence in current or new market areas. We established Riverside Community Bank in Rockford, Illinois as a DE NOVO bank in October 1995. Since then, it has grown to approximately $66.3 million in total assets. We also opened a new branch of Riverside Community Bank in southeastern Rockford in July 1999. In addition, Wisconsin Community Bank established offices in Green Bay, Sheboygan and Eau Claire in 1999.

     We also look for opportunities beyond the Midwest and beyond the categories of community banks and thrifts when we believe that the opportunity will provide a desirable strategic fit without posing undue risks. In May 1998, we enhanced our geographic diversity by establishing New Mexico Bank & Trust as a DE NOVO institution, in Albuquerque, New Mexico. This is a joint venture with local investors, executive officers and directors in which we became the 80% owner. Prior to May 5, 2003, each of the investors has the right to require us to purchase their shares at a price that will provide the investor with a 10% compounded return on their investment. On May 5, 2003, we are required to purchase any remaining outstanding shares at a price determined by an appraisal of New Mexico Bank & Trust. The purchase price is payable in cash, our common stock or a combination of both. In no event may we pay a price that will give the investors less than a 10% return on their investment. In the event that New Mexico Bank & Trust has over $200 million in assets and a 12% return on equity at the time of the repurchase, then we must pay a price that will give the investors at least a 15% return on their investment.

     In the third quarter of 1998, we further diversified our asset base by significantly enlarging our motor vehicle fleet leasing operations through the acquisition of Lease Associates Group of Milwaukee, Wisconsin. The merger of that company with our vehicle leasing and fleet management subsidiary, ULTEA, Inc., created the largest fleet management company based in Wisconsin, with total assets of $41.0 million at June 30, 1999. ULTEA specializes in motor vehicle fleet leasing and management for small to medium sized companies with strong credit histories.

     We also acquired Citizens Finance, a consumer finance company, in November 1988. Citizens Finance specializes in making consumer loans to borrowers with past credit problems or limited credit histories. While it is headquartered in Dubuque, Citizens Finance has opened locations in Madison and Appleton, Wisconsin and Rockford, Illinois. Citizens Finance has experienced significant growth during 1999 with total assets increasing to $14.3 million at June 30, 1999.

     In August 1999, we agreed to acquire National Bancshares, Inc., the one-bank holding company of First National Bank of Clovis. The bank has four locations, with $111.9 million in assets and $97.9 million in deposits. The total purchase price for National Bancshares will be approximately $23.3 million, of which up to $5.8 million may be paid in our common stock. The largest stockholder of National Bancshares, owning approximately 30% of its outstanding capital stock, is also a director and stockholder of New Mexico Bank & Trust. The acquisition is expected to close by the end of 1999 or during the first quarter of 2000, pending stockholder and regulatory approvals. We expect to merge the Clovis bank into New Mexico Bank & Trust after the closing of the acquisition. As a result of this acquisition, our ownership interest in New Mexico Bank & Trust will rise to approximately 86%.

     At June 30, 1999 we had an 8.49% leverage ratio, a 10.21% tier 1 risk-based ratio and a total risk based ratio of 11.32%. As adjusted for this offering, as well as for the acquisition of the Bank One branch in Monroe, Wisconsin and the proposed acquisition of National Bancshares, these ratios would have been 7.71%, 9.26% and 10.39%, respectively at June 30, 1999. In addition, the combined assets of New Mexico Bank & Trust at June 30, 1999, adjusted for the proposed acquisition of National Bancshares, would increase from $60.0 million to $179.9 million.

                       HEARTLAND FINANCIAL CAPITAL TRUST I

     Upon issuance of the capital securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding capital securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists for the following purposes:

     -     issuing the capital securities to the public for cash;

     -     issuing the common securities to us;

     - investing the proceeds from the sale of the capital and common securities in an equivalent amount of ____% junior subordinated debentures due September 30, 2029 issued by us; and

     - engaging in other activities that are incidental to those listed above.

     The trust's address is 1398 Central Avenue, Dubuque, Iowa 52001, and its telephone number is (319) 589-2000.

                                THE OFFERING

The issuer................................   Heartland Financial Capital Trust I

Securities being offered..................   1,000,000 capital securities,
                                             which represent preferred
                                             undivided beneficial interests in
                                             the assets of the trust. Those
                                             assets will consist solely of the
                                             debentures and payments received
                                             thereunder.

                                             The trust will sell the capital
                                             securities to the public for cash.
                                             The trust will use that cash to
                                             buy the debentures from us.

Offering price............................   $25 per capital security.

Payment of distributions..................   If you purchase the capital
                                             securities, you are entitled to
                                             receive cumulative cash
                                             distributions at a _____% annual
                                             rate. Distributions will
                                             accumulate from the date the trust
                                             issues the capital securities and
                                             will be paid quarterly on March
                                             31, June 30, September 30 and
                                             December 31 of each year beginning
                                             December 31, 1999. The record date
                                             for distributions on the capital
                                             securities will be the business
                                             day prior to the distribution
                                             date. Please note that we may
                                             defer the payment of cash
                                             distributions, as more fully
                                             described below.

Maturity..................................   The debentures will mature and the
                                             capital securities must be redeemed
                                             on September 30, 2029. We have the
                                             option, however, to shorten the
                                             maturity date to a date not earlier
                                             than September 30, 2004. We will
                                             not shorten the maturity date
                                             unless we have received the prior
                                             approval of the Board of Governors
                                             of the Federal Reserve System, if
                                             required.

Redemption of the capital securities is
    possible..............................   The trust must redeem the capital
                                             securities when the debentures are
                                             paid at maturity or upon any
                                             earlier redemption of the
                                             debentures. We may redeem all or
                                             part of the debentures at any time
                                             on or after September 30, 2004. In
                                             addition, we may redeem, at any
                                             time, all of the debentures if:


                                             -     the interest we pay on the
                                                   debentures is no longer
                                                   deductible by us for federal
                                                   tax purposes, or the trust
                                                   becomes subject to federal
                                                   income tax;

                                             -     there is a change in the
                                                   Investment Company Act of
                                                   1940 that requires the trust
                                                   to register under that law;
                                                   or

                                             -     there is a change in the
                                                   capital adequacy guidelines
                                                   of the Federal Reserve that
                                                   results in the capital
                                                   securities not being counted
                                                   as Tier 1 capital.

                                             Redemption of the debentures prior
                                             to maturity will be subject to the
                                             prior approval of the Federal
                                             Reserve, if required. If the
                                             capital securities are redeemed by
                                             the trust, you will receive the
                                             liquidation amount of $25 per
                                             capital security plus any accrued
                                             and unpaid distributions to the
                                             date of redemption.
We have the option to extend the
    interest payment period...............   The trust will rely solely on
                                             payments made by us under the
                                             debentures to pay distributions on
                                             the capital securities. As long as
                                             we are not in default under the
                                             indenture relating to the
                                             debentures, we may, at one or more
                                             times, defer interest payments on
                                             the debentures for up to 20
                                             consecutive quarters, but not
                                             beyond September 30, 2029. If we
                                             defer interest payments on the
                                             debentures:

                                             -     the trust will also defer
                                                   distributions on the capital
                                                   securities;

                                             -     the distributions you are
                                                   entitled to will accumulate;
                                                   and

                                             -     these accumulated
                                                   distributions will earn
                                                   additional interest at an
                                                   annual rate of ______%,
                                                   compounded quarterly.

                                              At the end of any deferral period,
                                              we will pay to the trust all
                                              accrued and unpaid interest under
                                              the debentures. The trust will
                                              then pay all accumulated and
                                              unpaid distributions to you.
You will still be taxed if distributions
    on the capital securities are
    deferred..............................   If a deferral of payment occurs,
                                             you will still be required to
                                             recognize the deferred amounts as
                                             income for United States federal
                                             income tax purposes in advance of
                                             receiving these amounts, even if
                                             you are a cash basis taxpayer.

Our guarantee of payment..................   We guarantee the trust will use its
                                             assets to pay the distributions on
                                             the capital securities and the
                                             liquidation amount upon liquidation
                                             of the trust. However, the
                                             guarantee does not apply when the
                                             trust does not have sufficient
                                             funds to make the payments. If we
                                             do not make payments on the
                                             debentures, the trust will not have
                                             sufficient funds to make payments
                                             on the capital securities. In this
                                             event, your remedy is to institute
                                             a legal proceeding directly against
                                             us for enforcement of payments
                                             under the debentures.


We may distribute the debentures
    directly to you.......................   We may, at any time, dissolve the
                                             trust and distribute the debentures
                                             to you, subject to the prior
                                             approval of the Federal Reserve, if
                                             required. If we distribute the
                                             debentures, we will use our
                                             reasonable efforts to list them on
                                             a national securities exchange or
                                             comparable automated quotation
                                             system.

How the securities will rank in right of
    payment...............................   Our obligations under the capital
                                             securities, debentures and
                                             guarantee are unsecured and will
                                             rank as follows with regard to
                                             right of payment:

                                             -     the capital securities will
                                                   rank equally with the
                                                   common securities of the
                                                   trust. The trust will pay
                                                   distributions on the
                                                   capital securities and
                                                   the common securities pro
                                                   rata. However, if we
                                                   default with respect to
                                                   the debentures, then no
                                                   distributions on the
                                                   common securities will be
                                                   paid until all
                                                   accumulated and unpaid
                                                   distributions on the
                                                   capital securities have
                                                   been paid;

                                             -     our obligations under the
                                                   debentures and the
                                                   guarantee are unsecured
                                                   and generally will rank
                                                   junior in priority to our
                                                   existing and future
                                                   senior and other
                                                   subordinated
                                                   indebtedness; and

                                             -     because we are a holding
                                                   company, the junior
                                                   subordinated debentures
                                                   and the guarantee will
                                                   effectively be
                                                   subordinated to all
                                                   existing and future
                                                   liabilities of our
                                                   subsidiaries.

Voting rights of the capital
    securities............................   Except in limited circumstances,
                                             holders of the capital securities
                                             will have no voting rights.

Proposed American Stock Exchange
    symbol..............................     "HFT.Pr"

Book-entry................................   The capital securities will be
                                             represented by a global security
                                             that will be deposited with and
                                             registered in the name of The
                                             Depository Trust Company, New York,
                                             New York or its nominee. This means
                                             that you will not receive a
                                             certificate for the capital
                                             securities.

Use of proceeds...........................   The trust will invest all of the
                                             proceeds from the sale of the
                                             capital securities in the
                                             debentures. We will use the net
                                             proceeds from the sale of the
                                             debentures, which we estimate to be
                                             approximately $____ million, to
                                             repay approximately $15.0 million
                                             of indebtedness existing on our
                                             revolving credit line currently
                                             outstanding with The Northern Trust
                                             Company. We will use the remaining
                                             net proceeds for general corporate
                                             purposes, including, but not
                                             limited to, investments in and
                                             extensions of credit to our
                                             subsidiaries, possible common stock
                                             repurchases and financing potential
                                             acquisitions.


     Before purchasing the capital securities offered by this prospectus, you should carefully consider the "Risk Factors" beginning on page 10.

                     SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below for, and as of, the end of each of the years in the five-year period ended December 31, 1998, are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent certified public accountants. The summary data presented below for the six-month periods ended June 30, 1999 and 1998, are unaudited. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999. Results for past periods are not necessarily indicative of results to be expected for any future period, and results for the six-month period ended June 30, 1999 are not necessarily indicative of results for the entire year.

                                           SIX MONTHS ENDED
                                                JUNE 30,                                YEARS ENDED DECEMBER 31,
                                        -----------------------   ---------------------------------------------------------------
                                           1999         1998         1998         1997         1996         1995         1994
                                        -----------------------   ---------------------------------------------------------------
                                                                         (Dollars in thousands)

STATEMENT OF INCOME DATA:
Interest income.......................  $   33,739   $   31,599   $   64,517   $   59,261   $   51,886   $   49,149   $   43,373
Interest expense......................      18,556       17,245       36,304       31,767       27,644       25,529       20,128
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net interest income...................      15,183       14,354       28,213       27,494       24,242       23,620       23,245
Provision for loan and lease losses...       1,296          585          951        1,279        1,408          820          811
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net interest income after provision
   for loan and lease losses..........      13,887       13,769       27,262       26,215       22,834       22,800       22,434
Noninterest income....................      12,824        5,849       17,297        8,565        7,364        4,981        4,965
Noninterest expense...................      20,715       13,087       31,781       22,927       19,507       17,323       17,244
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Pre-tax income........................       5,996        6,531       12,778       11,853       10,691       10,458       10,155
Provision for income taxes............       1,784        1,959        3,757        3,338        2,685        2,884        3,015
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
Net income............................  $    4,212   $    4,572   $    9,021   $    8,515   $    8,006   $    7,574   $    7,140
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
                                        ----------   ----------   ----------   ----------   ----------   ----------   -----------
BALANCE SHEET:
Total assets..........................  $1,027,833   $  880,037   $  953,785   $  852,060   $  736,552   $  677,313   $  626,490
Securities and federal funds sold.....     219,774      250,437      259,964      234,666      183,966      171,726      162,968
Loans and leases, net of unearned
   interest...........................     693,058      558,654      590,133      556,406      484,085      454,905      422,216
Allowance for loan and lease losses...       9,171        8,100        7,945        7,362        6,191        5,580        5,124
Deposits..............................     729,914      660,551      717,877      623,532      558,343      534,587      513,239
Stockholders' equity..................      85,467       76,499       84,270       77,772       70,259       64,506       56,930
KEY RATIOS:
Return on average total assets (1)....        0.87%        1.08%        1.01%        1.09%        1.16%        1.18%        1.18%
Return on average stockholders'
   equity (1).........................       10.03        11.79        11.26        11.59        12.00        12.28        12.82
Net interest margin (1)(2)(3).........        3.59         3.78         3.58         3.89         3.98         4.13         4.32
Efficiency ratio (2)(4)...............       74.82        67.06        71.58        64.77        63.03        59.15        59.40
Nonperforming assets to total assets..        0.25         0.34         0.28         0.34         0.34         0.28         0.17
Allowance for loan and lease
   losses to total loans and leases...        1.32         1.45         1.35         1.32         1.28         1.23         1.21
Net charge-offs (recoveries) to
   average loans and leases...........        0.01        (0.03)        0.07         0.08         0.17         0.08         0.03
Average equity to average assets......        8.66         9.17         9.01         9.39         9.66         9.59         9.22
Earnings to fixed charges:
   Excluding interest on deposits.....        2.45x        2.76x        2.65x        2.97x        3.38x        3.97x        5.30x
   Including interest on deposits.....        1.32         1.38         1.35         1.37         1.39         1.41         1.50


--------------------------------------

(1)  The six-month ratios are annualized.
(2) Exclusive of the interest recorded on the debt of ULTEA, the net interest margin for the six-month period ended June 30, 1999 was 3.83%. Similarly, the efficiency ratio was 67.43% for the six-month period ended June 30, 1999 when considering only the banking subsidiaries.
(3)  Tax-equivalent using a 34% rate.
(4) Noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

                                RISK FACTORS

     AN INVESTMENT IN THE CAPITAL SECURITIES INVOLVES A NUMBER OF RISKS. WE URGE YOU TO READ ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. IN ADDITION, WE URGE YOU TO CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING US, OUR BUSINESS AND THE TRUST BEFORE YOU PURCHASE THE CAPITAL SECURITIES OFFERED BY THIS PROSPECTUS.

     BECAUSE THE TRUST WILL RELY ON THE PAYMENTS IT RECEIVES ON THE DEBENTURES TO FUND ALL PAYMENTS ON THE CAPITAL SECURITIES, AND BECAUSE THE TRUST MAY DISTRIBUTE THE DEBENTURES IN EXCHANGE FOR THE CAPITAL SECURITIES, PURCHASERS OF THE CAPITAL SECURITIES ARE MAKING AN INVESTMENT DECISION THAT RELATES TO THE DEBENTURES AS WELL AS THE CAPITAL SECURITIES. PURCHASERS SHOULD CAREFULLY REVIEW THE INFORMATION IN THIS PROSPECTUS ABOUT THE CAPITAL SECURITIES, THE DEBENTURES AND THE GUARANTEE.

            RISKS RELATED TO AN INVESTMENT IN HEARTLAND FINANCIAL

     OUR CURRENT BUSINESS STRATEGY INVOLVES CHANGING THE FOCUS OF OUR LOAN PORTFOLIO, WHICH MAY INCREASE OUR CONSOLIDATED CREDIT RISK



     Our business strategy centers around increasing our commercial banking activities. In order to realize this objective, one of our main strategies is to replace lower-yielding one- to four-family residential mortgage loans with commercial and consumer loans and leases with higher risk-adjusted returns. As this process takes place, a gradual increase in our consolidated credit risk is likely to occur, which means that there is a greater risk that borrowers will be unable to repay their loans from us or make all required lease payments to us. Borrower defaults resulting in losses in excess of our allowance for loan and lease losses could have a material adverse effect on our business, profitability and financial condition.



     OUR CONCENTRATION OF ONE- TO FOUR-FAMILY RESIDENTIAL MORTGAGE LOANS MAY RESULT IN LOWER YIELDS AND PROFITABILITY. One- to four-family residential mortgage loans comprised $160.1 million, or 23.0%, of our loan and lease portfolio at June 30, 1999, and are secured primarily by properties located in the Midwest. Our concentration of these loans results in lower yields and lower profitability for us. These loans are generally made on the basis of the borrower's ability to make repayments from his or her employment and the value of the property securing the loan.



     OUR COMMERCIAL REAL ESTATE LOANS INVOLVE HIGHER PRINCIPAL AMOUNTS
THAN OTHER LOANS, AND REPAYMENT OF THESE LOANS MAY BE DEPENDENT ON FACTORS OUTSIDE OUR CONTROL OR THE CONTROL OF OUR BORROWERS. At June 30, 1999, commercial real estate loans totaled $202.5 million, or 29.1%, of our total loan and lease portfolio. Commercial real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow and market values of the affected properties. From time to time, we have purchased participation interests in commercial real estate loans. We apply the same approval standards and procedures to participation interests as to the loans we originate directly. There is no assurance, however, that we may not experience future delinquencies from these participation interests. At June 30, 1999, participation interests included in our total commercial real estate loan and lease portfolio totaled $43.7 million.



     REPAYMENT OF OUR COMMERCIAL LOANS AND LEASES IS OFTEN DEPENDENT ON
CASH FLOWS OF THE BORROWER, WHICH MAY BE UNPREDICTABLE, AND COLLATERAL SECURING THESE LOANS MAY FLUCTUATE IN VALUE. Our commercial loans and leases are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, machinery or real estate. Credit support provided by the borrower for most of these loans and leases and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any exists. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans and equipment leases may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Commercial loans and leases were $123.2 million, or 17.7% of our total loan and lease portfolio, as of June 30, 1999. This amount does not include $37.2 million of leases held by ULTEA. These leases require the lessee to pay an amount over the life of the lease equal to the total of all costs related to the purchase and use of the automobile and ULTEA's fleet management fees less the amount received upon sale of the leased automobile. In the event the lessee fails to pay the total required payment, ULTEA may incur a loss.



     OUR COMMERCIAL CONSTRUCTION LOANS ARE BASED UPON ESTIMATES OF COSTS AND VALUE ASSOCIATED WITH THE COMPLETE PROJECT. THESE ESTIMATES MAY BE INACCURATE. At June 30, 1999, commercial construction loans, including land acquisition and development, totaled $28.3 million, or 4.1%, of our total loan and lease portfolio. Construction and land acquisition and development lending involve additional risks because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, commercial construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.



     OUR AGRICULTURAL LOANS INVOLVE A GREATER DEGREE OF RISK THAN OTHER LOANS, AND THE ABILITY OF THE BORROWER TO REPAY MAY BE AFFECTED BY MANY FACTORS OUTSIDE THE BORROWER'S CONTROL. At June 30, 1999, agricultural real estate loans totaled $56.6 million, or 8.1%, of our total loan and lease portfolio. Agricultural real estate lending involves a greater degree of risk and typically involves larger loans to single borrowers than lending on singlefamily residences. Payments on agricultural real estate loans are dependent on the profitable operation or management of the farm property securing the loan. The success of the farm may be affected by many factors outside the control of the farm borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations). In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm. If the cash flow from a farming operation is diminished, the borrower's ability to repay the loan may be impaired. The primary crops in our market areas are corn and soybean. Accordingly, adverse circumstances affecting corn and soybean crops could have an adverse effect on our agricultural real estate loan portfolio.


     We also originate agricultural operating loans. At June 30, 1999, these loans totaled $27.6 million, or 4.0%, of our total loan and lease portfolio. As with agricultural real estate loans, the repayment of operating loans is dependent on the successful operation or management of the farm property. Likewise, agricultural operating loans involves a greater degree of risk than lending on residential properties, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as farm equipment or assets such as livestock or crops. The primary livestock in our market areas include dairy cows, hogs and feeder cattle. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation.

     National Bancshares, Inc. had $32.1 million in agricultural operating loans and $8.0 million in agricultural real estate loans at June 30, 1999. These loans were heavily concentrated in the cattle industry as well as in grain operations. Because National Bancshares' underwriting standards are different than ours, this portion of the loan portfolio may initially involve more risk. At June 30, 1999, National Bancshares had $1.1 million in nonperforming loans, which was 1.6% of its total loan portfolio.


     OUR CONSUMER LOANS GENERALLY HAVE A HIGHER RISK OF DEFAULT THAN OUR OTHER LOANS. At June 30, 1999, consumer loans totaled $88.3 million, or 12.7%, of our total loan and lease portfolio. Consumer loans typically have shorter terms and lower balances with higher yields as compared to one- to four-family residential mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on these loans. Our consumer loan portfolio at June 30, 1999 included $16.8 million of consumer loans made by Citizens Finance to borrowers with past credit problems or limited credit histories. Lending to these borrowers entails a greater risk of default than does lending to individuals who have a better credit history. We expect to incur a higher level of credit losses on Citizens Finance's loans as compared to our other consumer loans.

WE MAY EXPERIENCE DIFFICULTIES IN MANAGING OUR GROWTH

     As part of our general strategy, we may acquire banks and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other banks and businesses, including our proposed acquisition of National Bancshares, will involve risks commonly associated with acquisitions, including:

     - potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

      - exposure to potential asset quality issues of the acquired bank or related business;

      - difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

      -    potential disruption to our business;

      -    potential diversion of our management's time and attention;

      - the possible loss of key employees and customers of the banks and businesses we acquire; and

      - incurrence of goodwill if we account for an acquisition as a purchase.

     In addition to acquisitions, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional DE NOVO bank formations or branch openings. Based on our experience, we believe that it generally takes up to two years for new banking facilities to first achieve operational profitability, due to the impact of organization and overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake additional branching and DE NOVO bank and business formations, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

OUR ALLOWANCE FOR LOAN AND LEASE LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOAN LOSSES

     As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to make payments on the debentures. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan and lease losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. Additions to our allowance for loan and lease losses would decrease our net income.

CHANGES IN LOCAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR LOAN PORTFOLIO

     Most of our business is located in adjoining portions of Iowa, Illinois and Wisconsin with a substantial amount concentrated in the Dubuque, Iowa area. Unfavorable or worsening economic conditions in these areas could have a material adverse effect on us in a number of ways. The ability of our borrowers to repay their loans and the value of the collateral securing these loans would be negatively impacted by adverse changes in local economic conditions. In addition, these regions are heavily dependent on the agricultural industry, which has a history of fluctuating economic conditions.

WE HAVE NO CONTROL OVER INTEREST RATES AND OTHER CONDITIONS WHICH
IMPACT OUR RESULTS OF OPERATIONS



     Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. At June 30, 1999, we had a liability sensitive gap at one year and in time periods exceeding one year. With a liability sensitive gap, a decrease in interest rates will generally have a positive effect on net interest income, while increases in interest rates will generally have a negative effect on net interest income.




WE RELY HEAVILY ON OUR MANAGEMENT AND THE LOSS OF ANY OF OUR
SENIOR OFFICERS MAY ADVERSELY AFFECT OUR OPERATIONS


     We are dependent upon the efforts and services of Lynn B. Fuller, our president and chief executive officer and our other senior officers. The loss of the services of Mr. Fuller, or any of our other senior officers, could have a material adverse effect on our operations. Because Mr. Fuller has taken on increased responsibilities at the holding company level, we are in the process of searching for a replacement president of Dubuque Bank and Trust, our largest bank subsidiary, where Mr. Fuller has been president since 1987. Until this occurs, Mr. Fuller will continue to hold this position.

     Our success also depends on the experience of the officers of our subsidiaries, the managers of our banking facilities and on their relationships with the communities they serve. The loss of these key persons could negatively impact the affected banking operations. We may not be able to retain our current key personnel or attract additional qualified key persons as needed.


WE HAVE A CONTINUING NEED FOR TECHNOLOGICAL CHANGE AND WE MAY HAVE LESS RESOURCES THAN OUR COMPETITORS TO CONTINUE TO INVEST IN TECHNOLOGICAL IMPROVEMENT


     The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot provide you with assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.


UNCERTAINTY EXISTS WITH RESPECT TO THE YEAR 2000 AND OUR OPERATIONS MAY BE INTERRUPTED


     The year 2000 has posed a unique set of challenges to those industries reliant on information technology. As a result of methods employed by early programmers, many software applications and operational programs may be unable to distinguish the year 2000 from the year 1900. If not effectively addressed, this problem could result in the production of inaccurate data, or, in the worst cases, the inability of the systems to continue to function altogether. Financial institutions are particularly vulnerable due to the industry's dependence on electronic data processing systems. We could experience interruptions in our business and suffer significant losses if we, or a supplier or vendor with whom we contract, are unable to achieve year 2000 readiness before January 1, 2000. In addition, our bank subsidiaries' customers may withdraw their deposits due to uncertainty of the impact of year 2000 issues, resulting in decreased liquidity.

THERE IS STRONG COMPETITION IN THE FINANCIAL SERVICES INDUSTRY AND OUR COMPETITORS MAY HAVE GREATER CAPITAL RESOURCES THAN WE DO


     We compete for loan and deposit customers with other banks and thrifts, as well as other financial services organizations such as credit unions, finance companies, brokerage firms, insurance companies and money market mutual funds, all of whom aggressively solicit customers within our market areas by advertising through direct mail, electronic media, including the internet, and other means. Many of the competitors in our markets have been in business for many years, have established customer bases and are substantially larger than us. In addition, many of these entities have greater capital resources than we do, and some of these are not subject to the same degree of regulation.


WE ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION AND ANY CHANGES MAY ADVERSELY AFFECT OUR OPERATIONS


     The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or stockholders. We are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition. Regulations and laws may be modified at any time, and new legislation may be enacted that adversely affects us and our subsidiaries.

          RISKS RELATED TO AN INVESTMENT IN THE CAPITAL SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WILL NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

     The trust will depend solely on our payments on the debentures to pay amounts due to you on the capital securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the capital securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the capital securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

TO THE EXTENT WE MUST RELY ON DIVIDENDS FROM OUR SUBSIDIARIES TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO THE TRUST, OUR AVAILABLE CASH FLOW MAY BE RESTRICTED

     We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the holding company and dividends from our subsidiaries. Dividend payments or extensions of credit from our banking subsidiaries are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. The ability of each banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS

     Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness, which totaled approximately $195.4 million at June 30, 1999. The issuance of the debentures and the capital securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

     Because we are a holding company, the creditors of our subsidiaries also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the capital securities and the debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS

     We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the capital securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

     You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the capital securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the capital securities. If you sell the capital securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the capital securities would likely be adversely affected. The capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the capital securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the capital securities. Due to our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT

     The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the capital securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

WE MAY REDEEM THE DEBENTURES BEFORE SEPTEMBER 30, 2029

     Under the following circumstances, we may redeem the debentures before their stated maturity:

     - We may redeem the debentures, in whole or in part, at any time on or after September 30, 2004.

     - We may redeem the debentures in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, Investment Company Act or bank regulatory developments.

     You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem capital securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the capital securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF THE CAPITAL SECURITIES

     The trust may be dissolved at any time before maturity of the debentures on September 30, 2029. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

     We cannot predict the market prices for the debentures that may be distributed in exchange for capital securities upon liquidation of the trust. The capital securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the capital securities. Because you may receive debentures, your investment decision with regard to the capital securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

     Under current United States federal income tax laws, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE CAPITAL SECURITIES AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS

     There is currently no public market for the capital securities. Although we have applied to list the capital securities on the American Stock Exchange, there is no guarantee that an active or liquid trading market will develop for the capital securities or that listing of the capital securities will continue on the American Stock Exchange. If an active trading market does not develop, the market price and liquidity of the capital securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the capital securities will equal or exceed the price you pay for the capital securities.

     Future trading prices of the capital securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the capital securities has been set at the liquidation amount of the capital securities and may be greater than the market price following the offering.

     The market price for the capital securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures. If this were the case, the capital securities or the debentures would not trade at a price that accurately reflects the value of accumulated but unpaid interest on the debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE

     You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the capital securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF CAPITAL SECURITIES YOU HAVE LIMITED VOTING RIGHTS

     Holders of capital securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the capital securities may replace the property trustee and the Delaware trustee.

THE CAPITAL SECURITIES ARE NOT FDIC INSURED

     Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the capital securities.


                           CAUTIONARY STATEMENTS

     This prospectus contains forward-looking statements which describe our future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements that we anticipate. Factors that might affect forward-looking statements include, among other things:

     -     the demand for our products;
     - our inability to sustain or improve the performance of our subsidiaries;
     - our ability to enter new markets successfully and capitalize on growth opportunities;
     -     our inability to identify suitable future acquisition candidates;
     - the timing, impact and other uncertainties of our future acquisitions and our success or failure in the integration of their operations;
     - increased costs or other difficulties relating to our pending acquisition of National Bancshares, Inc.;
     - our inability to achieve the financial goals in our strategic plans, including any financial goals related to both contemplated and consummated acquisitions;
     - increases in defaults by borrowers and other loan delinquencies resulting in increases in our provision for losses on loans and related expenses;
     - our ability to manage growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems necessary to manage such growth;
     - adverse changes in the economy or business conditions, either nationally or in our market areas that could increase credit-related losses and expenses;
     - the consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, and actions taken by our competitors which could increase competition for financial services to our detriment;
     - fluctuations in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;
     - changes in legislative or regulatory requirements applicable to bank holding companies and our present and future banking and other subsidiaries;
     - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;
     -     general economic conditions;
     - year 2000 (Y2K) computer, embedded chip and related data processing issues; and
     -     other factors discussed in "Risk Factors."


     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

     You should rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                               USE OF PROCEEDS

     The trust will invest all of the proceeds from the sale of the capital securities in the debentures. We will use the net proceeds from the sale of the debentures, which we estimate to be approximately $____ million, to repay $15.0 million of indebtedness existing on our revolving credit line currently outstanding with The Northern Trust Company. The interest rate on the revolving line of credit is currently a weighted average of the rates on overnight Federal fund transactions plus 60 to 90 basis points, based on our total debt to tangible net worth ratio. The interest rate fluctuates daily because the interest rate is tied to Federal funds. Under the loan agreement, we are required to reduce the total outstanding principal on this revolving credit line by $15.0 million by December 31, 1999. The revolving line of credit matures on July 23, 2000. We used $20.0 million of the proceeds of this revolving credit line to capitalize Wisconsin Community Bank after the acquisition of the Monroe bank branch in July 1999, and used the balance for other general corporate purposes.

     We will use the remaining net proceeds from the sale of the debentures for general corporate purposes, including, but not limited to, investments in and extensions of credit to our subsidiaries, possible common stock repurchases and financing of potential acquisitions, including the acquisition of National Bancshares, Inc., the holding company for First National Bank of Clovis.

                               CAPITALIZATION

     The following table sets forth our total deposits, indebtedness and capitalization at June 30, 1999, on an historical basis and as adjusted for the offering and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale had been consummated on June 30, 1999. These data should be read in conjunction with the Consolidated Financial Statements and notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 (See "Incorporation of Documents by Reference").

                                                                                      JUNE 30, 1999
                                                                                 ACTUAL          AS ADJUSTED
                                                                             -------------      -------------
                                                                                  (Dollars in thousands)
DEPOSITS:
Noninterest-bearing deposits.............................................    $      80,580      $      80,580
Interest-bearing deposits................................................          649,334            649,334
                                                                             -------------      -------------
     Total deposits......................................................    $     729,914      $     729,914
                                                                             -------------      -------------
                                                                             -------------      -------------

INDEBTEDNESS:
Short-term borrowings (including short-term portion of Federal
     Home Loan Bank advances and contracts payable)......................    $     140,992      $     140,992
Other borrowings
     Federal Home Loan Bank advances.....................................           19,112             19,112
     Notes payable on leased assets......................................           14,109             14,109
     Credit lines with The Northern Trust Company(1).....................           20,000             20,000
     Contracts payable to previous stockholders of
         Lease Associates Group for acquisition..........................              643                643
     Contracts payable to previous stockholders of
         Wisconsin Community Bank for acquisition........................              583                583
Company obligated mandatorily redeemable preferred securities
     of subsidiary trust holding solely subordinated debentures..........                -             25,000
                                                                             -------------      -------------
     Total indebtedness..................................................    $     195,439      $     220,439
                                                                             -------------      -------------
                                                                             -------------      -------------

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value, authorized 200,000 shares..............    $           -      $           -
Common stock, $1.00 par value, authorized 12,000,000
     shares; issued 9,707,252 shares.....................................            9,707              9,707
Capital surplus..........................................................           15,281             15,281
Retained earnings........................................................           62,844             62,844
Accumulated other comprehensive income...................................             (381)              (381)
Treasury stock at cost (118,433 shares)..................................           (1,984)            (1,984)
                                                                             -------------      -------------
     Total stockholders' equity..........................................           85,467             85,467
                                                                             -------------      -------------

TOTAL DEPOSITS, INDEBTEDNESS AND STOCKHOLDERS' EQUITY....................    $   1,010,820      $   1,035,820
                                                                             -------------      -------------
                                                                             -------------      -------------


-----------------------------

(1) In July 1999, we entered into an Amended and Restated Loan Agreement with The Northern Trust Company to establish a term credit line as well as to increase the availability under an existing revolving credit line. Under this agreement, we incurred an additional $20.0 million of indebtedness, a majority of the proceeds were used to fund the acquisition of Bank One's branch in Monroe, Wisconsin. The total principal amount outstanding under the loan agreement with Northern Trust was $40.0 million at October 1, 1999. We will repay $15.0 million of this amount with the net proceeds from the sale of the debentures.

                     ACCOUNTING AND REGULATORY TREATMENT

     The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures," and appropriate disclosures about the capital securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities in our consolidated statements of income.

     Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the consolidated financial statements stating that:

     -     the trust is wholly-owned;

     - the sole assets of the trust are the debentures and specifying the debentures' principal amount, interest rate and maturity date; and

     - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the capital securities.

     The capital securities have been structured to qualify as Tier 1 capital. However, the capital securities cannot be used to constitute, together with any outstanding cumulative preferred stock of Heartland Financial, more than 25% of Heartland Financial's total Tier 1 capital. As adjusted for this offering as well as for the acquisition of Bank One's branch in Monroe, Wisconsin and the pending acquisition of National Bancshares, Heartland Financial's Tier 1 capital as of June 30, 1999 would have been approximately $88.3 million, of which $22.1 million would have been attributable to the capital securities. At the close of this offering, we anticipate that the total net proceeds will qualify as Tier 1 capital.

                                  MANAGEMENT

     The names and ages of the executive officers of Heartland Financial as of September 1, 1999, offices held by these officers on that date and other positions held with Heartland Financial and its principal operating subsidiaries are set forth below.

                                                                      POSITIONS WITH HEARTLAND FINANCIAL
         NAME                              AGE                       AND PRINCIPAL OPERATING SUBSIDIARIES
   ----------------           --------------------------    ------------------------------------------------------
   Lynn B. Fuller                          50               Director, President and Chief Executive Officer of
                                                            Heartland Financial and Dubuque Bank and Trust;
                                                            Director of Galena State Bank, First Community Bank,
                                                            Riverside Community Bank, Wisconsin Community Bank,
                                                            New Mexico Bank & Trust and Keokuk Bancshares;
                                                            Director and President of Citizens Finance; Director
                                                            and Chairman of ULTEA

   Lynn S. Fuller                          74               Chairman of the Board of Heartland Financial;
                                                            Director and Vice Chairman of the Board of Dubuque
                                                            Bank and Trust; Director of Citizens Finance

   James A. Schmid                         76               Vice Chairman of the Board of Heartland Financial;
                                                            Chairman of the Board of Dubuque Bank and Trust;
                                                            Director of Citizens Finance

   John K. Schmidt                         40               Executive Vice President and Chief Financial Officer
                                                            of Heartland Financial; Senior Vice President and
                                                            Chief Financial Officer of Dubuque Bank and Trust;
                                                            Treasurer of Citizens Finance and ULTEA

   Kenneth J. Erickson                     48               Senior Vice President of Heartland Financial; Senior
                                                            Vice President, Lending of Dubuque Bank and Trust;
                                                            Senior Vice President of Citizens Finance; Senior
                                                            Vice President and Director of ULTEA

   Edward H. Everts                        48               Senior Vice President, Heartland Financial; Senior
                                                            Vice President of Operations and Retail Banking of
                                                            Dubuque Bank and Trust

   Douglas J. Horstmann                    46               Senior Vice President, Lending of Dubuque Bank and
                                                            Trust

   Paul J. Peckosh                         54               Senior Vice President, Trust of Dubuque Bank and Trust


     Mr. Lynn B. Fuller is the son of Mr. Lynn S. Fuller. There are no other family relationships among any of the directors or executive officers of Heartland Financial.

     LYNN B. FULLER has been a director of Heartland Financial and of Dubuque Bank and Trust since 1984 and has been President of Heartland Financial and Dubuque Bank and Trust since 1987. In May 1999, Mr. Fuller became Chief Executive Officer of Heartland Financial, a position which he has held at Dubuque Bank and Trust since 1986. He has been a director of Galena State Bank since its acquisition by Heartland Financial in 1992 and of Keokuk Bancshares and First Community Bank since the merger in 1994. Mr. Fuller joined Dubuque Bank and Trust in 1971 as a consumer loan officer and was named Dubuque Bank and Trust's Executive Vice President and Chief Executive Officer in 1986. He was named Chairman and director of Riverside Community Bank in conjunction with the opening of the DE NOVO operation in 1995, director of Wisconsin Community Bank in conjunction with the purchase of Cottage Grove State Bank in 1997 and director of New Mexico Bank & Trust in conjunction with the opening of the DE NOVO bank in 1998.

     LYNN S. FULLER has been a director of Heartland Financial since its formation in 1981 and of Dubuque Bank and Trust since 1964. Mr. Fuller began his banking career in 1946 in Minnesota, and he returned to Iowa in 1949 to serve as Executive Vice President and Cashier of Jackson State Savings Bank in Maquoketa. Mr. Fuller joined Dubuque Bank and Trust in 1964. He was later named President of Dubuque Bank and Trust and held this position until 1987. Mr. Fuller currently serves as the Chairman of the Board of Heartland and Vice Chairman of Dubuque Bank & Trust.

     JAMES A. SCHMID has been a director of Heartland Financial since its formation in 1981 and of Dubuque Bank and Trust since 1966. Mr. Schmid also currently serves as the Vice Chairman of Heartland Financial and as the Chairman of the Board of Dubuque Bank and Trust.

     JOHN K. SCHMIDT has been Heartland Financial's Executive Vice President and Chief Financial Officer since 1991. He has been employed by Dubuque Bank and Trust since September 1984 and became Dubuque Bank and Trust's Vice President, Finance in 1986, and Senior Vice President and Chief Financial Officer in January, 1991. Mr. Schmidt is a certified public accountant and worked at KPMG Peat Marwick in Des Moines, Iowa, from 1982 until joining Dubuque Bank and Trust.

     KENNETH J. ERICKSON has been Senior Vice President of Heartland Financial since 1992 and Senior Vice President, Lending of Dubuque Bank and Trust since 1989. Mr. Erickson joined Dubuque Bank and Trust in 1975 and was appointed Vice President, Commercial Loans in 1985.

     EDWARD H. EVERTS was appointed as Senior Vice President of Heartland Financial in 1996. Mr. Everts joined Dubuque Bank and Trust as Senior Vice President, Operations and Retail Banking in 1992. Prior to his service with Dubuque Bank and Trust, Mr. Everts was Vice President and Lead Retail Banking Manager of First Bank, Duluth, Minnesota.

     DOUGLAS J. HORSTMANN has been Senior Vice President, Lending, of Dubuque Bank and Trust since 1989. Mr. Horstmann joined Dubuque Bank and Trust in 1980 and was appointed Vice President, Commercial Loans in 1985. Prior to joining Dubuque Bank and Trust, Mr. Horstmann was an examiner for the Iowa Division of Banking.

     PAUL J. PECKOSH has been Senior Vice President, Trust, of Dubuque Bank and Trust since 1991. Mr. Peckosh joined Dubuque Bank and Trust in 1975 as Assistant Vice President, Trust and was appointed Vice President, Trust in 1980. Mr. Peckosh is an attorney and graduated from the Marquette University School of Law in 1970.

                              DESCRIPTION OF THE TRUST


         The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which the prospectus is a part, as of the date the capital securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The holders of the capital securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding capital securities. We will not initially own any of the capital securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities (together with the capital securities, the "trust securities"). The trust exists for the purposes of:

      -       issuing the capital securities to the public for cash;

      - issuing its common securities to us in exchange for our capitalization of the trust;

      - investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

      - engaging in other activities that are incidental to those listed above.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, Heartland Financial has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

         The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Heartland Financial (the "administrative trustees"). The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware trustee"). Initially, First Union Trust Company, National Association, a national banking association ("First Union"), will act as Delaware trustee. The fifth trustee will be a financial institution that is unaffiliated with us and will serve as institutional trustee under the trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "property trustee"). Initially, First Union will also be the property trustee. For the purpose of compliance with the Trust Indenture Act, First Union will also act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" and "Description of the Guarantee." We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture shall have occurred and be continuing, in which case only the holders of the capital securities may remove the indenture trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "property account" to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities. We will pay all fees and expenses related to the trust and the offering of the capital securities, including the fees and expenses of the trustees.


                      DESCRIPTION OF THE CAPITAL SECURITIES

         The capital securities will be issued pursuant to the trust agreement, which will be qualified as an indenture under the Trust Indenture Act. First Union will act as property trustee for the capital securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. A form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the capital securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The capital securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the capital securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

         The capital securities will rank equally, and payments on the capital securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities of the Trust" below.

         The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the capital securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

         SOURCE OF DISTRIBUTIONS. The funds of the trust available for distribution to holders of the capital securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the property account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the capital securities.

         PAYMENT OF DISTRIBUTIONS. Distributions on the capital securities will be payable at the annual rate of _____% of the $25 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the capital securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the capital securities will be December 31, 1999.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. "Business day" means any day other than a Saturday, a Sunday, a day on which banking institutions in New

York, New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         EXTENSION PERIOD. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond September 30, 2029 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the capital securities will also be deferred during any such extension period. Any deferred distributions under the capital securities will accumulate additional amounts at the annual rate of ______%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.


         During an extension period, we may not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

         - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

         - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

         - redeem, purchase or acquire less than all of the debentures or any of the capital securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the capital securities by extending the interest payment period on the debentures.

REDEMPTION OR EXCHANGE

         GENERAL. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

         - in whole at any time, or in part from time to time, on or after September 30, 2004; or

         - at any time, in whole, within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, as defined below.

         MANDATORY REDEMPTION. Upon our repayment or redemption, in whole or in part, of any debentures, whether on September 30, 2029 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions and Additional Interest (as defined below) to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of the capital securities and the common securities proportionately.

         "Additional Interest" means the additional amounts as may be necessary to be paid by us in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

          DISTRIBUTION OF DEBENTURES. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination."

         After the liquidation date fixed for any distribution of debentures in exchange for capital securities:

         - those capital securities will no longer be deemed to be outstanding;

         - any certificates representing capital securities will be deemed to represent debentures with a principal amount equal to the liquidation amount of those capital securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the capital securities until the certificates are surrendered to the administrative trustees in exchange for certificates representing the debentures.

         There can be no assurance as to the market prices for the capital securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The capital securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

        REDEMPTION UPON A TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the capital securities will remain outstanding and Additional Interest may be payable on the debentures. See "Description of Debentures--Redemption or Exchange."

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

         - interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         - the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the capital securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

REDEMPTION PROCEDURES

         Capital securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the capital securities will be made and the redemption price will be payable on each redemption date only to the extent that the trust has funds available for the payment of the redemption price. See "--Subordination of Common Securities."

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. See "Book-Entry Issuance." If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such capital securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the capital securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

         Payment of the redemption price on the capital securities and any distribution of debentures to holders of capital securities will be made to the applicable recordholders as they appear on the register for the capital securities on the relevant record date. The record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative
                                                      26
liquidation amounts. The particular capital securities to be redeemed will be selected by the property trustee from the outstanding capital securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the capital securities. The property trustee will promptly notify the registrar for the capital securities in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding capital securities.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the capital securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made. Further, no payments may be made on the common securities unless payment in full in cash of all accumulated and unpaid distributions (including Additional Interest, if any is required) on all of the outstanding capital securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding capital securities then called for redemption, has been made or provided. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions (including Additional Interest, if any is required) on, or the redemption price of, the capital securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the capital securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         - our bankruptcy, dissolution or liquidation;

         - the distribution of a like amount of the debentures to the holders of its trust securities, if we have given written direction to the property trustee to terminate the trust;

         - redemption of all of the capital securities as described under "--Redemption or Exchange--Mandatory Redemption;" or

         - the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described under "--Redemption or Exchange--Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities debentures:

         - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         - with an interest rate identical to the distribution rate on the trust securities; and

         - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, in lieu of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the capital securities on a proportional basis based on liquidation amounts. However, if an event of default under the indenture has occurred and is continuing, the capital securities will have a priority over the common securities. See "--Subordination of Common Securities."

         Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the capital securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the capital securities. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust." If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the capital securities, the capital securities will remain outstanding until the repayment of the debentures.

         If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the capital securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures--General."

LIQUIDATION VALUE

         The amount of the liquidation distribution payable on the capital securities in the event of any liquidation of the trust is $25 per capital security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "--Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the capital securities:

         - the occurrence of an event of default under the indenture (see "Description of the Debentures--Debenture Events of Default");

         - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         - a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

         - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the capital securities, the administrative trustees and to us, unless the event of default has been cured or waived. Heartland Financial and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the capital securities will have preference over the common securities upon termination of the trust. See "--Subordination of Common Securities" and "--Liquidation Distribution Upon Termination." The existence of an event of default under the trust agreement does not entitle the holders of capital securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding capital securities may remove the property trustee or the Delaware trustee. The holders of the capital securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entity either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

         The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the capital securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the capital securities, or
           (b) substitutes for the capital securities other securities having substantially the same terms as the capital securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         - we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         - the successor securities are listed or will be listed on any national securities exchange or other organization on which the capital securities are then listed;

         - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

         - the successor entity has a purpose substantially identical to that of the trust;

         - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

         - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the capital securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as described below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the capital securities will have no voting rights.

         The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the capital securities, in the following circumstances:

         - with respect to acceptance of appointment by a successor trustee;

         - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.


         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

     -    waive any past default that is waivable under the indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

     - consent to any amendment or termination of the indenture or the debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of trust securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of capital securities will be required for the trust to redeem and cancel its capital securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by Heartland Financial, the trustees or any affiliate of Heartland Financial or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL CAPITAL SECURITIES

         The capital securities will be represented by one or more global capital securities registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. A global capital security is a security representing interests of more than one beneficial holder. Beneficial interests in the global capital securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, capital securities in definitive form will not be issued in exchange for the global capital securities. See "Book-Entry Issuance."

         No global capital security may be exchanged for capital securities registered in the names of persons other than DTC or its nominee unless:

         - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global capital security and we are unable to locate a qualified successor depositary;

         - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         - there shall have occurred and be continuing an event of default under the indenture.

Any global capital security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global capital security. If capital securities are issued in definitive form, the capital securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual capital securities represented thereby, a global capital security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global capital securities will be made to DTC, as the depositary for the global capital securities. If the capital securities are issued in definitive form, distributions will be payable, the transfer of the capital securities will be registrable, and capital securities will be exchangeable, for capital securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer. In addition, if the capital securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

         Upon the issuance of one or more global capital securities, and the deposit of the global capital security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual capital securities represented by the global capital security to the accounts of persons that have accounts with DTC. These accounts will be designated by the dealers, underwriters or agents with respect to the capital securities. Ownership of beneficial interests in a global capital security will be limited to persons or entities with an account with DTC or who may hold interest through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global capital security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold interest in a global capital security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global capital security.

         So long as DTC or another depositary, or its nominee, is the registered owner of the global capital security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by the global capital security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global capital security will not be entitled to have any of the individual capital securities represented by the global capital security registered in their names, will not receive or be entitled to receive physical delivery of any the capital securities in definitive form and will not be considered the owners or holders of the capital securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the capital securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global capital security representing the capital securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global capital security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global capital security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global capital security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

PAYMENT AND PAYING AGENCY

         Payments in respect of the capital securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the capital securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the capital securities. The paying agent for the capital securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the capital securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the capital securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as the registrar and the transfer agent for the capital securities. Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of capital securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of capital securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

         - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         - the debentures will be treated as indebtedness of Heartland Financial for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         Holders of the capital securities have no preemptive or similar rights. The trust agreement and the capital securities will be governed by Delaware law.

                             DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the capital securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and First Union, as trustee (the "indenture trustee"). The indenture will be qualified under the Trust Indenture Act.

         The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The debentures will be limited in aggregate principal amount to $25.77 million. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of _____% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 1999, to the person in whose name each debenture is registered at the close of business on the business day immediately preceding the day interest is due. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of _____%, compounded quarterly. The term "interest," includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

         The debentures will mature on September 30, 2029, the stated maturity date. We may shorten this date once at any time to any date not earlier than September 30, 2004, subject to the prior approval of the Federal Reserve, if required.

         We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 90 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after September 30, 2004, except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred, or to the extent we have repurchased capital securities.

         The debentures will be unsecured and will rank junior to all of our senior and subordinated indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination."

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of _____%, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of capital securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences--Interest Payment Period and Original Issue Discount."

         During an extension period, we may not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         - make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

         - redeem, purchase or acquire less than all of the debentures or any of the capital securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the American Stock Exchange, or other applicable self-regulatory organization, or to holders of the capital securities, but in any event at least one business day prior to the record date.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

         If the trust is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional amounts on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

         Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

         - on or after September 30, 2004, in whole at any time or in part from time to time;

         - in whole at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

         - at any time, to the extent of any capital securities we repurchase.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the debentures.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described under "Description of the Capital Securities--Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the capital securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our reasonable efforts to list the debentures on the American Stock Exchange or other stock exchange or national quotation system on which the capital securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of capital securities.

RESTRICTIONS ON PAYMENTS

         We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, an event of default has occurred and is continuing under the indenture or we are in default with respect to our obligations under the guarantee.

         If either of these events shall have occurred, we will not:

         - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

         - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         - make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

         - redeem, purchase or acquire less than all of the debentures or any of the capital securities.

SUBORDINATION

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of Heartland Financial, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to such holders, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

         - every obligation of the entity for money borrowed;

         - every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         - every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

         - every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         - every capital lease obligation of the entity; and

         - every obligation of the type referred to in the first five points of another entity and all dividends of another entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         The term "senior debt" means the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt will not be deemed to include:

         - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

         - any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         - any debt of ours to any of our subsidiaries;

         - any debt to any of our employees;

         - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         - debt which constitutes subordinated debt.

         The term "subordinated debt" means the principal of, premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

         - any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

         - any debt of ours to any of our subsidiaries;

         - any debt to any of our employees;

         - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         - debt which constitutes senior debt; and

         - any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

         We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount we may incur. We had consolidated senior and subordinated debt of approximately $195.4 million at June 30, 1999. We also incurred additional indebtedness of $20.0 million after this date under the loan agreement with The Northern Trust Company. Although a portion of these amounts are expected to be repaid with a portion of the proceeds from the sale of the debentures, additional senior or subordinated debt can be expected to be incurred in the future.

PAYMENT AND PAYING AGENTS

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on May 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

     We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

     -     extend the maturity date of the debentures; or

     - reduce the principal amount or the rate or extend the time of payment of interest; or

     - reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the capital securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the capital securities.

DEBENTURE EVENTS OF DEFAULT

     The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

     - our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

     - our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

     - our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

     - our bankruptcy, insolvency or reorganization or dissolution of the trust.

     The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the capital securities will have this right.

     If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

     We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE CAPITAL SECURITIES

     If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of capital securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the capital securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

     The holders of the capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Capital Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

     - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, or substitutes securities having substantially similar terms;

     - immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

     -     other conditions as prescribed in the indenture are met.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

     -     have become due and payable;

     - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

     The indenture and the debentures will be governed by and construed in accordance with the laws of the State of Delaware.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     We have agreed, pursuant to the indenture, for so long as capital securities remain outstanding:

     - to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

     - not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

     - to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

     - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

                             BOOK-ENTRY ISSUANCE

GENERAL

    DTC will act as securities depositary for the capital securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of capital securities. Except as described, the capital securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global capital securities will be issued for the capital securities and will be deposited with DTC.

    DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the capital securities on DTC's records. The ownership interest of each actual purchaser of each capital security ("beneficial owner") is in turn to be recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in capital securities, except if use of the book-entry system for the capital securities is discontinued.

    DTC will have no knowledge of the actual beneficial owners of the capital securities; DTC's records reflect only the identity of the direct participants to whose accounts the capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the capital securities. If less than all of the capital securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

    Although voting with respect to the capital securities is limited to the holders of record of the capital securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date.

DISTRIBUTION OF FUNDS

    The property trustee will make distribution payments on the capital securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

    DTC may discontinue providing its services with respect to any of the capital securities at any time by giving reasonable notice to the property trustee and us. If no successor securities depositary is obtained, definitive capital securities representing the capital securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of capital securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the capital securities will be printed and delivered.

                        DESCRIPTION OF THE GUARANTEE

    The capital securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the capital securities for the benefit of the holders of the capital securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. First Union, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the capital securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

    We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the capital securities, as and when due, regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

    The following payments with respect to the capital securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

    - any accumulated and unpaid distributions required to be paid on the capital securities;

    - with respect to any capital securities called for redemption, the redemption price; and

    - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of debentures to the holders of capital securities or a redemption of all of the capital securities), the lesser of:

         (a)  the amount of the liquidation distribution; and

         (b) the amount of assets of the trust remaining available for distribution to holders of capital securities in liquidation of the trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the capital securities or by causing the trust to pay the amounts to the holders.

     The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the capital securities.

STATUS OF THE GUARANTEE

     The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures and senior to our capital stock. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

     The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the capital securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding capital securities. See "Description of the Capital Securities--Voting Rights; Amendment of Trust Agreement."

EVENTS OF DEFAULT; REMEDIES

     An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

     Any holder of capital securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     -     full payment of the redemption price of the capital securities;

     -     full payment of the amounts payable upon liquidation of the trust;
           or

     - distribution of the debentures to the holders of the capital securities.

If at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENT

     We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the capital securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the capital securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

     The guarantee will be governed by the laws of the State of Delaware.


               RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE
                       DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the capital securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the capital securities.

     If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of capital securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

     - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the capital securities;

     - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the capital securities the amounts due to the holders pursuant to the terms of the capital securities; and

     - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF CAPITAL SECURITIES

     A holder of any capital security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

     The capital securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a capital security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of capital securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, windingup or liquidation of the trust involving the liquidation of the debentures, the holders of the capital securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Capital Securities--Liquidation Distribution Upon Termination."

     Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the capital securities the amounts due to the holders pursuant to the terms of the capital securities, the positions of a holder of the capital securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                       FEDERAL INCOME TAX CONSEQUENCES

GENERAL



     The following summary of the material federal income tax considerations that may be relevant to the purchasers of capital securities represents the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg counsel to Heartland Financial and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of capital securities may differ from the treatment described below.


     No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of capital securities. Moreover, the discussion generally focuses on holders of capital securities who are individual citizens or residents of the United States and who acquire capital securities on their original issue at their offering price and hold capital securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the capital securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of capital securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the capital securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of capital securities.

CLASSIFICATION OF THE DEBENTURES


     In accordance with the opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, we intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness of Heartland Financial under current law, and, by acceptance of a capital security, each holder covenants to treat the debentures as indebtedness and the capital securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of Heartland Financial.


CLASSIFICATION OF THE TRUST


     With respect to the capital securities, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, tax counsel for Heartland Financial and the trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of capital securities generally will be treated as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, each holder would instead be required to include in its gross income any OID accrued with respect to its allocable share of the debentures whether or not cash were actually distributed to the holder.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     United States persons (including cash basis taxpayers) that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. A debt instrument such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have a history of declaring dividends on our common stock and we would be unable to continue making these dividends if we deferred our payments under the debentures.

     If the option to defer any payment of interest was determined not to be "remote" or if Heartland Financial actually exercises its option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of capital securities would be required to include such OID in gross income even though Heartland Financial would not make any actual cash payments during an Extension Period.

     The above information is based on recently promulgated Treasury Regulations, which have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

     Because income on the capital securities will constitute interest, corporate holders of capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of capital securities other than a holder who purchased the capital securities upon original issuance may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the capital securities.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under the circumstances described under "Description of the Capital Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the debentures may be distributed to holders of capital securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the capital securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the capital securities.

     If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the capital securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their capital securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed capital securities, and a holder for federal income tax purposes, should recognize gain or loss as if the holder sold the capital securities for cash.

DISPOSITION OF CAPITAL SECURITIES

     A holder that sells capital securities will recognize gain or loss equal to the difference between the amount realized on the sale of the capital securities and the holder's adjusted tax basis in the capital securities. A holder's adjusted tax basis in the capital securities generally will be its initial purchase price increased by OID previously includible in the holder's gross income to the date of disposition and decreased by payments received on the capital securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the capital securities have been held for more than one year at the time of sale.

     The capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its capital securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

     Congress and the Clinton Administration have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve if then required to cause a redemption of the capital securities before, as well as after, September 30, 2004. See "Description of the Debentures--Redemption or Exchange" and "Description of the Capital Securities--Redemption or Exchange--Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of qualified stated interest, or, if applicable, OID, accrued on the capital securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the capital securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF CAPITAL SECURITIES. HOLDERS OF CAPITAL SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                            ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase capital securities, subject to the investing fiduciary's determination that the investment in capital securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

     In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of capital securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Internal Revenue Code, unless the capital securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire capital securities unless the capital securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire capital securities should consult with their own counsel.

                                UNDERWRITING

     Heartland Financial, the trust, and the underwriters named below have entered into an underwriting agreement with respect to the capital securities. The underwriters, and the amount of capital securities that each of them has agreed to purchase, are as follows:

                                                                                NUMBER OF
                              UNDERWRITER                                   CAPITAL SECURITIES
                              -----------                                   ------------------
Dain Rauscher Wessels, a division of Dain Rauscher Incorporated........
Howe Barnes Investments, Inc...........................................
                                                                               ---------
        Total..........................................................        1,000,000
                                                                               ---------
                                                                               ---------


     The underwriters have agreed to purchase the capital securities on a firm-commitment basis. That means that they will purchase all of the capital securities if they purchase any of them. If one underwriter defaults under the underwriting agreement, the purchase commitment of the other underwriter may be increased or the underwriting agreement may be terminated.

     The underwriters have agreed to purchase the capital securities at the price stated on the cover page of this prospectus. Because the trust will use the proceeds from the sale of the capital securities to purchase the debentures from us, we have agreed to pay the underwriters the following fees:

                                    Underwriting Fees
Per Capital Security.............          $
Total............................          $



     In addition to the underwriting fees, we estimate that we will spend approximately $170,000 for printing, depository and trustees' fees, legal and accounting fees, and other expenses of the offering.

     The underwriters will initially offer the capital securities to the public at the price stated on the cover page. The underwriters may offer capital securities to selected dealers at the public-offering price less a concession of up to $_______ per capital security. Those dealers may reallow a discount not in excess of $______ per capital security to other brokers and dealers. After the initial offering of the capital securities, the underwriters may change the offering price, concession, discount and other selling terms.

     In connection with the offering, the underwriters and their affiliates may engage in transactions, effected in accordance with Rule 104 of the SEC's Regulation M, that are intended to stabilize, maintain or otherwise affect the market price of the capital securities. These transactions may include transactions in which the underwriters create a short position for their own account by selling more capital securities than they are committed to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may purchase capital securities in the open market following completion of the initial offering. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, the capital securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the capital securities. Any of these transactions may result in the maintenance of a price for the capital securities at a level above that which might otherwise prevail in the open market. Neither Heartland Financial nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the capital securities. The underwriters are not required to engage in any of these transactions. These transactions may be effected on the American Stock Exchange, and, if commenced, may be discontinued at any time without notice.

     Heartland Financial and the trust have agreed to indemnify the underwriters against liabilities arising from the offering of the capital securities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

     The underwriters have advised us that they do not intend to confirm any sales of trust preferred securities to any discretionary accounts. The underwriters will comply with Rule 2810 under the NASD Conduct Rules when they offer and sell the trust preferred securities because the National Association of Securities Dealers, Inc. may view the trust preferred securities as interests in a direct participation. The underwriters and their affiliates may provide investment banking services for us or our affiliates in the future for which they would expect to receive customary fees and commissions.

                                LEGAL MATTERS

     Legal matters, including matters relating to federal income tax considerations, for Heartland Financial and the trust will be passed upon by Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois, counsel to Heartland Financial and the trust. Certain legal matters will be passed upon for the underwriters by Silver, Freedman & Taff, L.L.P., Washington, D.C. Barack Ferrazzano Kirschbaum Perlman & Nagelberg and Silver, Freedman & Taff, L.L.P. may rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                       WHERE YOU CAN FIND INFORMATION

     This prospectus is a part of a Registration Statement on Form S-3 filed by Heartland Financial and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the capital securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Heartland Financial and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

     We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

     The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and although the trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act of 1934.

     We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of capital securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the capital securities to the extent described in this prospectus.

     Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                                   EXPERTS

     The consolidated financial statements of Heartland Financial and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, are incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998. These consolidated financial statements have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent certified public accountants, which is incorporated herein by reference, and upon the authority of that firm as experts in accounting and auditing.

                   INCORPORATION OF DOCUMENTS BY REFERENCE

     We "incorporate by reference" into this prospectus the information in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

          (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 31, 1999;

          (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 16, 1999;

          (c) our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

          (d) our Current Report on Form 8-K filed on August 26, 1999, relating to the acquisition of National
                  Bancshares, Inc.

     We also incorporate by reference any filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

     You may request a copy of these filings at no cost by contacting us at the following address:

                        Heartland Financial USA, Inc.
                        1398 Central Avenue
                        Dubuque, Iowa  52001
                        Attn: Jacquie M. Manternach
                        (319) 589-2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          1,000,000 Capital Securities
                      HEARTLAND FINANCIAL CAPITAL TRUST I
                      _____% Cumulative Capital Securities
                 (Liquidation Amount $25 per Capital Security) guaranteed as described in this prospectus by
                         HEARTLAND FINANCIAL USA, INC.

                                ---------------

                    DAIN RAUSCHER WESSELS
     a division of Dain Rauscher Incorporated

                                            HOWE BARNES INVESTMENTS, INC.

                                ---------------

                                           , 1999
                            ------------------------

Until             , 1999 (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC registration fee and the NASD and the American Stock Exchange filing fees:

SEC registration fee...............................................$    6,950
American Stock Exchange filing fee.................................    16,500
NASD filing fee....................................................     3,000
Trustees' fees.....................................................     4,000
Printing and mailing expenses......................................    15,000
Fees and expenses of counsel.......................................   100,000
Accounting and related expenses....................................    20,000
Blue Sky fees and expenses.........................................     2,000
Miscellaneous......................................................     2,550
                                                                   ----------
Total..............................................................$  170,000
                                                                   ----------
                                                                   ----------

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 In accordance with the Delaware General Corporation Law, ArticlesI X and X of Heartland Financial's Certificate of Incorporation provides as follows:

                 ARTICLE IX: Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Delaware, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article IX shall apply to or have any effect on the rights of any individual referred to in this Article IX for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                 ARTICLE X: To the fullest extent permitted by the General Corporation Law of Delaware, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this
         Article X shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

         Article VIII of Heartland Financial's Bylaws further provides as follows:

         SECTION 8.1 DIRECTORS AND OFFICERS. (a) The corporation shall indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with
                                      II-1
respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         (b) The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

         (c) To the extent that any person referred to in paragraphs (a) and
(b) of this Section 8.1 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         (d) Any indemnification under paragraphs (a) and (b) of this Section
8.1 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 8.1. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as provided in this Section 8.1. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by or granted pursuant to this Section 8.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         (g) The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Section 8.1.

         (h) For purposes of this Section 8.1, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section 8.1.

         (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 8.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (j) Unless otherwise determined by the board of directors, references in this section to "the corporation" shall not include in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

         SECTION 8.2 EMPLOYEES AND AGENTS. The board of directors may, by resolution, extend the indemnification provisions of the foregoing Section
8.1 to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         Heartland Financial also carries Directors' and Officers' liability insurance in the amount of $1.0 million.

ITEM 16. EXHIBITS.

        Exhibit
        Number
        -------
        *1.1      Form of Underwriting Agreement for Capital Securities

        *2.1      Agreement and Plan of Merger Among Heartland Financial USA, Inc., NBI Acquisition Corporation and
                  National Bancshares, Inc. (incorporated by reference to exhibit 2.1 to the Form 8-K, filed
                  August 26, 1999)

        *4.1      Form of Indenture

        *4.2      Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1)

        *4.3      Certificate of Trust

        *4.4      Trust Agreement

        *4.5      Form of Amended and Restated Trust Agreement

        *4.6      Form of Capital Securities Certificate (included as an exhibit to Exhibit 4.5)

        *4.7      Form of Capital Securities Guarantee Agreement

        *4.8      Form of Agreement of Expenses and Liabilities (included as an exhibit to Exhibit 4.5)

        *5.1      Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg

        *5.2      Opinion of Richards, Layton & Finger, P.A.

         8.1      Tax Opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg

        *10.1     Amended and Restated Credit Agreement, Dated as of July 23,
                  1999 between Heartland Financial USA, Inc. and The Northern
                  Trust Company (incorporated by reference to exhibit 10.16 of Form 10-Q filed on August 16, 1999)

        *12.1 Calculations of ratios of earnings to fixed charges and ratios of earnings to combined fixed charges and preferred stock dividends

        *23.1     Consent of KPMG LLP

        *23.2     Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg
                  (included in opinion filed as Exhibit 5.1)

        *23.3     Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2)

        *23.4     Consent of Barack Ferrazzano Kirschbaum Perlman & Nagelberg (included in opinion filed as
                  Exhibit 8.1)

        *24.1     Powers of Attorney (included as part of Signature Pages)

        *25.1     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of First Union Trust Company,
                  National Association, as trustee under the Indenture

        *25.2     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of First Union Trust Company,
                  National Association, as trustee under the Trust Agreement

        *25.3     Form T-1 Statement of Eligibility under the Trust Indenture
                  Act of 1939, as amended, of First Union Trust Company,
                  National Association, as trustee under the Guarantee Agreement

         -----------------
         * previously provided

ITEM 17. UNDERTAKINGS.

(b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
     Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)  The Undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule
              424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(j) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under
    Section 305(b)(2) of that Act.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on October 1, 1999.

                    HEARTLAND FINANCIAL USA, INC.



                    By:/s/ Lynn B. Fuller
                    ---------------------------------------------------------
                        Lynn B. Fuller, President and Chief Executive Officer

                    By:/s/ John K. Schmidt
                    ---------------------------------------------------------
                       John K. Schmidt, Executive Vice President
                       and Chief Financial and Accounting Officer



         Pursuant to the requirements of the Securities Act of 1933, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dubuque, State of Iowa, on October 1, 1999.

                    HEARTLAND FINANCIAL CAPITAL TRUST I



                    By:/s/ Lynn B. Fuller
                       ------------------------------
                       Lynn B. Fuller, Trustee

                    By:/s/ John K. Schmidt
                       ------------------------------
                       John K. Schmidt, Trustee

                    By:/s/ Jacquie M. Manternach
                       ------------------------------
                       Jacquie M. Manternach, Trustee

    Know all men by these presents, that each person whose signature appears below constitutes and appoints Lynn B. Fuller and John K. Schmidt, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (including in his or her capacity as a director or officer of Heartland Financial USA, Inc.) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming al that said attorney-in-fact and agent, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 1, 1999.



                  Signature                            Title
                  ---------                            -----
                       *                        Chairman of the Board
      ------------------------------------
      Lynn S. Fuller

                       *                        Vice Chairman of the Board
      ------------------------------------
      James A. Schmid

      /s/ Lynn B. Fuller                        President, Chief Executive Officer and
      ------------------------------------
      Lynn B. Fuller                            Director

                       *                        Director
      ------------------------------------
      Gregory R. Miller

                       *                        Director
      ------------------------------------
      Evangeline K. Jansen

                       *                        Director
      ------------------------------------
      Mark C. Falb

                       *                        Director
      ------------------------------------
      Robert Woodward




__________________
* Lynn B. Fuller, by signing his name hereto, does hereby sign this document on behalf of himself and on behalf of each of the other directors named above pursuant to powers of attorney duly executed by such other persons.



                                       /s/ Lynn B. Fuller
                                       ------------------
                                       Lynn B. Fuller, Attorney-in-fact

                                                   EXHIBIT INDEX


Exhibit                                                                                             Filed
Number                 Description of Exhibit             Previously Provided                      Herewith
-------------- ---------------------------------------- ---------------------------------------- ------------
1.1            Form of Underwriting Agreement for                      X
               Capital Securities

2.1            Agreement and Plan of Merger Among                      X
               Heartland Financial USA, Inc., NBI
               Acquisition Corporation and National
               Bancshares, Inc.

4.1            Form of Indenture                                       X

4.2            Form of Subordinated Debenture                          X
               (included as an exhibit to Exhibit 4.1)

4.3            Certificate of Trust                                    X

4.4            Trust Agreement                                         X

4.5            Form of Amended and Restated Trust                      X
               Agreement

4.6            Form of Capital Securities Certificate                  X
               (included as an exhibit to Exhibit 4.5)

4.7            Form of Capital Securities Guarantee                    X
               Agreement

4.8            Form of Agreement of Expenses and                       X
               Liabilities (included as an exhibit to
               Exhibit 4.5)

5.1            Opinion of Barack Ferrazzano                            X
               Kirschbaum Perlman & Nagelberg

5.2            Opinion of Richards, Layton & Finger,                   X
               P.A.

8.1            Tax Opinion of Barack Ferrazzano                                                         X
               Kirschbaum Perlman & Nagelberg

10.1           Amended and Restated Credit Agreement,                  X
               Dated as of July 23, 1999 between
               Heartland Financial USA, Inc. and The
               Northern Trust Company


Exhibit                                                                                             Filed
Number                 Description of Exhibit             Previously Provided                      Herewith
-------------- ---------------------------------------- ---------------------------------------- ------------
12.1           Calculations of ratios of earnings to                   X
               fixed charges and ratios of earnings
               to combined fixed charges and
               preferred stock dividends

23.1           Consent of KPMG LLP                                     X

23.2           Consent of Barack Ferrazzano                            X
               Kirschbaum Perlman & Nagelberg
               (included in opinion filed as Exhibit
               5.1)

23.3           Consent of Richards, Layton & Finger,                   X
               P.A. (included in opinion filed as
               Exhibit 5.2)

23.4           Consent of Barack Ferrazzano Kirschbaum                 X
               Perlman & Nagelberg
               (included in opinion filed as Exhibit
               8.1)

24.1           Powers of Attorney                                      X
               (included as part of Signature Pages)

25.1           Form T-1 Statement of Eligibility                       X
               under the Trust Indenture Act of 1939,
               as amended, of First Union Trust
               Company, National Association, as
               trustee under the Indenture

25.2           Form T-1 Statement of Eligibility                       X
               under the Trust Indenture Act of 1939,
               as amended, of First Union Trust
               Company, National Association, as
               trustee under the Trust Agreement

25.3           Form T-1 Statement of Eligibility                       X
               under the Trust Indenture Act of 1939,
               as amended, of First Union Trust
               Company, National Association, as
               trustee under the Guarantee Agreement